                                                               EXHIBIT 99.1
                              [P-COM LETTERHEAD]
                              ------------------



FOR IMMEDIATE RELEASE



                             P-COM, INC. TO DEFEND
                         AGAINST CLASS ACTION LAWSUIT



Campbell, California (September 24, 1998):

          P-Com, Inc. today announced that a class action lawsuit, alleging violations of California state securities laws, was filed yesterday against the Company and certain of its directors and officers in Santa Clara Superior Court.

          The complaint, brought by Leonard Vernon and Gayle M. Wing, seeks unspecified money damages. The Company stated that it believes the lawsuit is without merit and intends to defend against it vigorously.

          P-Com, Inc. develops, manufactures and markets network access systems for the worldwide wireless telecommunications market. The point-to-point, spread spectrum, and point-to-multipoint radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments.

          Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, reliance upon subcontractors, fluctuations in customer demand and commitments, both in timing and volume, pricing and competition, the Company's ability to have available an appropriate amount of production capacity in a timely manner, the ability of the Company's customers to finance their purchases of the Company's products and/or services, the timing of new technology and product introductions and risk of early obsolescence.

          Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

          P-Com, Inc., with world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, Italy, France, Germany, Poland, Mexico, and China, is an ISO 9001 certified company. For additional information, contact P-Com at: P-Com, Inc. - 3175 S. Winchester Boulevard - Campbell, CA 95008 - USA

TEL: (408) 866-3666 - FAX: (408) 866-3655






----------------------------------------------------------------